POWER TECHNOLOGY, INC.

109 North Post Oak Lane
Suite 422
Houston, Texas 77024
713-621-4310
www.PWTCBATTERY.com

Company Press Release
Tuesday, April 11, 2006

Power Technology Signs Definitive Agreement to Acquire Sentry Power

HOUSTON, TEXAS – (VINTAGE NEWSWIRE) Tuesday, April 11, 2006 – Alternative energy company Power Technology, Inc. (OTCBB:PWTC) announced today that it has signed definitive documents to acquire the assets of Sentry Power LLC (http://www.sentrypowersystems.com) for a total consideration of $1,195,000 paid $960,000 in the common stock of Power Technology and $235,000 in assumed debt. Sentry Power sells battery driven back up uninterrupted power supply systems for commercial and residential usage. The agreement is binding and subject only to the completion of customary due diligence and an audit of the Sentry Power's previous operations.

Bernard J. Walter, CEO of Power Technology, stated "The Sentry Power backup uninterrupted power supply systems are now being sold to customers from the East Coast to the Gulf Coast. We believe that Sentry's battery powered, alternative energy system is a product whose time has come. Hurricane battered businesses and homes can now have clean, efficient battery technology that can run their critical systems for up to four days or longer. We are proud to be providing the Sentry Power System to our communities."

Mike Julian, President of Sentry Power, added "We believe uniting with Power Technology brings us not only a stronger value proposition, but also a terrific technology that will add significant value to the Sentry Power backup system."

About Power Technology: Power Technology, Inc. is a Research and Development Company engaged in activities regarding alternative battery technology using patent-pending, ultra light materials with up to 50% less weight and significantly less lead content than conventional batteries. The Company is in the early stages of commercializing its battery technology and has designed equipment and systems to manufacture its patent pending batteries.

Please visit our website at www.PWTCBATTERY.com for more information or call the company directly at 713-621-4310.

All forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Power Technology, Inc. (PWTC) may differ materially from these statements due to a number of factors. PWTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SOURCE: Power Technology, Inc.
CONTACT: Power Technology, Inc.
Bernard J. Walter, CEO
713-621-4310